PURCHASE AND SALE AGREEMENT


                                     between


                     SOUTHERN PACIFIC TRANSPORTATION COMPANY


                                       and


                          THE DENVER ARENA COMPANY, LLC


                                 March 27, 1996


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TABLE OF CONTENTS
                                                                         Page

PURCHASE AND SALE AGREEMENT............................................... 1

RECITALS ................................................................. 1

PURCHASE AND SALE AGREEMENT............................................... 1

ARTICLE 1:  PURCHASE AND SALE............................................. 1
    1.1  Purchase and Sale................................................ 1
    1.2  Purchase Price; Earnest Money Deposit............................ 2
    1.3  Adjustments and Costs............................................ 2

ARTICLE 2:  TITLE......................................................... 4
    2.1  Permitted Exceptions............................................. 4
    2.2  Title Report and Documents; Title Policy......................... 5
    2.3  Title Conveyed................................................... 7
    2.4  Title Warranty................................................... 7
    2.5  Breach of Warranties............................................. 7

ARTICLE 3:  INFORMATION, INSPECTION, AND DEVELOPMENT
     APPROVALS............................................................ 8
    3.1  Information...................................................... 8
    3.2  Buyer's Rights to Enter the Property............................. 8
    3.3  Zoning and Development Approvals................................. 10
    3.4  Confidentiality.................................................. 11

ARTICLE 4:  CONDITIONS TO CLOSING......................................... 12
    4.1  Buyer's Conditions............................................... 12
    4.2  Seller's Conditions.............................................. 13
    4.3  Termination for Failure of Condition............................. 14
    4.4  Effect of Default................................................ 14
    4.5  Environmental Responsibility Agreement........................... 14

ARTICLE 5:  REPRESENTATIONS AND WARRANTIES; COVENANTS..................... 14
    5.1  Seller's Representations and Warranties.......................... 14
    5.2  No Other Warranties.............................................. 18
    5.3  Buyer's Representations and Warranties........................... 18
    5.4  Pre-Closing Covenants of Seller.................................. 19
    5.5  Compliance with NCP.............................................. 20
    5.6  Insurance; Indemnities........................................... 20
    5.7  Hart-Scott-Rodino................................................ 21

ARTICLE 6:  CLOSING....................................................... 21
    6.1  Closing.......................................................... 21

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                                                                          Page

    6.2  Closing Obligations of the Parties............................... 21

ARTICLE 7:  RISK OF LOSS.................................................. 24

ARTICLE 8:  DEFAULT AND REMEDIES.......................................... 25
    8.1  Remedies......................................................... 25
    8.2  Costs of Enforcement............................................. 26
    8.3  Termination...................................................... 26

ARTICLE 9:  POST CLOSING COVENANTS........................................ 26
    9.1  Further Assurances............................................... 26
    9.2  Removal of Railroad Tracks....................................... 26

ARTICLE 10:  ENVIRONMENTAL CLEANUP MATTERS................................ 27
    10.1 Contamination.................................................... 27

ARTICLE 11:  FLOOD PLAIN MATTERS.......................................... 27
    11.1 Flood Plain...................................................... 27
    11.2 Grading Plan..................................................... 27
    11.3 Allocation of Costs Under the Grading Plan....................... 27

ARTICLE 12:  INDEMNIFICATION.............................................. 28
    12.1 Indemnity by Seller.............................................. 28
    12.2 Indemnification by Buyer......................................... 28
    12.3 Access and Cooperation........................................... 29
    12.4 Definitions...................................................... 29
    12.5 Defense of Indemnified Claims.................................... 29

ARTICLE 13:  INTERPRETATION OF AGREEMENT.................................. 30
    13.1 Governing Law.................................................... 30
    13.2 Headings......................................................... 30
    13.3 Effect of Agreement.............................................. 30
    13.4 Survival......................................................... 30

ARTICLE 14:  MISCELLANEOUS................................................ 30
    14.1 Time............................................................. 30
    14.2 No Brokers....................................................... 30
    14.3 No Assignment.................................................... 31
    14.4 Notices.......................................................... 31
    14.5 No Recording..................................................... 33
    14.6 Days............................................................. 33
    14.7 Entire Agreement................................................. 33
    14.8 Execution........................................................ 33



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                             INDEX OF DEFINED TERMS

                                                                          Page

"Affiliate"................................................................29
"Agreement".................................................................1
"Approval Processes".......................................................10
"business day".............................................................33
"Buyer Environmental Surveys"...............................................8
"Buyer".....................................................................1
"Buyer's Agents"............................................................8
"Buyer's Representatives"...................................................8
"CDPHE"....................................................................13
"CERCLA"...................................................................16
"Closing Date".............................................................21
"Closing Documents"........................................................21
"Closing"..................................................................21
"Deed".....................................................................21
"Deposit"...................................................................2
"Environmental Responsibility Agreement"...................................14
"Flood Plain Costs"........................................................27
"Flood Plain"..............................................................27
"Grading Plan".............................................................27
"Hart-Scott-Rodino"........................................................21
"Identified Exceptions".....................................................5
"Improvements"..............................................................2
"Indemnitee"...............................................................29
"Indemnitees"..............................................................28
"Indemnitor"...............................................................29
"Land"......................................................................1
"Leases"....................................................................2
"Lenders"...................................................................8
"Lenders' Agents"...........................................................8
"Losses"...................................................................29
"NCP"......................................................................20
"Other Agreements"..........................................................2
"Permitted Exceptions"......................................................4
"Planning Documents".......................................................10
"Project"...................................................................1
"Property"..................................................................1
"PUD Application"...........................................................1
"Purchase Price"............................................................2
"Railroad Improvements".....................................................2
"Retained Property Removal Date"...........................................26
"Retained Property".........................................................2
"Seller Environmental Reports"..............................................8

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
                                                                          Page

"Seller"....................................................................1
"Seller's Knowledge".......................................................16
"Solid Waste Disposal Act".................................................16
"Survey"....................................................................5
"Termination Date".........................................................21
"Title Company".............................................................5
"Title Exception Documents".................................................5
"Title Report"..............................................................5
"Undertaking"...............................................................6
"VCUP".....................................................................13
"wetland"..................................................................17

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
                           PURCHASE AND SALE AGREEMENT


         This PURCHASE AND SALE AGREEMENT (the "Agreement"), dated March 27, 1996, is entered into by and between SOUTHERN PACIFIC TRANSPORTATION COMPANY, a Delaware corporation ("Seller"), and THE DENVER ARENA COMPANY, LLC, a Colorado limited liability company ("Buyer").

                                    RECITALS

A. Seller owns certain real property and related improvements located in the City and County of Denver, State of Colorado, further described as the "Property" in Article 1 of this Agreement.

B. Seller desires to sell the Property, and Buyer desires to purchase the Property from Seller, free and clear of all liens, encumbrances, liabilities, duties and obligations except those specifically assumed or consented to by Buyer as set forth in this Agreement.

C. Buyer is purchasing the Property to construct a sports and entertainment complex consisting of an arena, production facilities, retail facilities and parking lot and other uses (the "Project"), all as described in the City and County of Denver, Application for Zone Map Amendment, a copy of which is attached hereto as Exhibit "A" (together with the map submitted therewith and described in Exhibit A, the "PUD Application").

NOW, THEREFORE, in consideration of the promises and agreements contained herein, the sufficiency of which is hereby acknowledged by both parties, Seller and Buyer hereby agree as follows:

                           PURCHASE AND SALE AGREEMENT

ARTICLE 1:  PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller shall sell and convey, and Buyer shall purchase and pay for, all of Seller's interest in the following described property (all of which are referred to herein collectively as the "Property"):

     (a) the parcels of land comprising approximately 48.7101 acres located in the City and County of Denver, State of Colorado, which are more particularly described on Exhibit "B" attached hereto and by this reference made a part hereof (the "Land");

     (b) all strips and gores of land belonging, relating or appertaining to the Land;



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
     (c) all buildings and structures located on the Land, including all permanent fixtures and equipment located thereon and permanently affixed to and forming an integral part of such buildings and structures (the "Improvements");

     (d) all easements and other appurtenances to or benefitting the Land and Improvements;

     (e)  all leases listed on Exhibit "C" attached hereto (the "Leases");

     (f) to the extent the same are related to the Land and may be transferred by Seller to Buyer, any licenses, permits, and similar agreements benefitting the Property to which Seller is a party, and Seller's interest as licensor in all licenses and agreements granted for use of the Land for utility lines and similar purposes, including those not of record, including without limitation those licenses, permits, and similar agreements and those licenses and agreements burdening the Property listed on Exhibit "D" attached hereto ("Other Agreements"); and

     (g) any prepaid rents under the Leases for periods occurring after the Closing Date and all security deposits made by tenants under the Leases, if any.

     Notwithstanding the foregoing, the Improvements and the Property shall not include the following property (collectively called the "Retained Property"): (x) all railroad tracks located on the Land (which railroad tracks include, for purposes hereof, all appurtenances thereto and all rails and fastenings, switches and frogs, bumpers, ties, and signalling devices (collectively called the "Railroad Improvements"), (y) all buildings and structures (including related fixtures, equipment, and appurtenances) which Seller is obligated to remove as provided for herein, and (z) all personal property, including all fixtures and equipment, located on the Land which are not part of the Improvements.

1.2 Purchase Price; Earnest Money Deposit. The purchase price for the Property (the "Purchase Price") shall be Twenty Million Dollars ($20,000,000). Simultaneously herewith, Buyer shall pay to Seller Five Hundred Thousand Dollars ($500,000) as an earnest money deposit for the purchase of the Property (the "Deposit"). The Deposit shall be credited against the Purchase Price at the Closing, and the balance of the Purchase Price shall be payable by Buyer to Seller at the Closing as provided in Article 6, after credit for the adjustments set forth in Section 1.3, by immediately available funds delivered by wire transfer as directed by Seller. Except as provided in Section 8.3, the Deposit shall be non-refundable in the event the Closing does not occur.

1.3 Adjustments and Costs. The amount of the Purchase Price due at Closing shall be subject to the following adjustments and prorations:

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     (a)  Real Property Taxes and Assessments. Seller shall pay all real property taxes and special assessments (including penalties and interest) allocable to the Property for tax years prior to the year of Closing. Real property taxes and assessments for the current tax year shall be prorated between the parties as of the Closing Date, with the amount of such taxes to be based upon taxes for the current year or, if not then known, taxes for the prior year. Buyer shall receive a credit against the Purchase Price for Seller's share of any unpaid taxes and assessments. Real property taxes and assessments for the current year and all subsequent tax years shall be paid by the Buyer. If such taxes and assessments for a subsequent tax year are levied against Seller, Seller shall forward the tax bill to Buyer for payment directly by Buyer.

          To the extent that the Property has previously been taxed by the State of Colorado under a unified system applicable to railroad properties, and the City of Denver subsequently taxes the Property separately, such taxes shall be payable by Buyer only to the extent attributable to periods after Closing.

          In the event there is any supplemental assessment that relates to a time period prior to the Closing Date, it shall be paid by Seller unless, and only to the extent that, it is attributable to a change in use by Buyer after the Closing Date, in which case
          Buyer shall pay the incremental amount of any such taxes that are assessed and attributable to such change in use.

     (b) Rents. All rents and other income, if any, from the Property and expenses, if any, relating to the Leases on the Property shall be prorated between Buyer and Seller as of the Closing Date. Seller shall retain the right to collect rents for periods prior to the Closing Date, and if Buyer collects any rents due under the Leases for periods prior to the Closing Date, Buyer shall promptly remit to Seller all such amounts. All security deposits and advance rents attributable to periods subsequent to the Closing Date received by Seller under any Leases as of the Closing Date shall be transferred by Seller to Buyer at Closing. Buyer shall assume any obligations relating to, and indemnify and hold Seller harmless from and against any claims made against Seller for, such security deposits and advance rents actually transferred to Buyer.

     (c) Utilities Charges. Seller shall pay all utility charges and other operating expenses for the Property attributable to the period prior to the Closing Date and Buyer shall pay all of the same attributable to all periods thereafter. All accounts for water, sewer, gas, electrical, telephone and other public utilities payable by Seller affecting the Property shall be closed effective as of the Closing Date.

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     (d)  Insurance. Insurance policies shall not be assigned to Buyer, and
          Seller may cancel the coverage provided thereby at the Closing. Each party shall be responsible for carrying any insurance coverage it deems to be appropriate for the period during which such party owns the Property and otherwise.

     (e) Personal Property Taxes. Because no personal property is included in the Property, the parties believe that no sales or use tax will be payable on the sale of the Property. Buyer shall be responsible for the payment of any such tax which is payable.

     (f) Recording and Related Fees. Buyer shall pay all recording fees, filing fees, and documentary fees, and similar fees and taxes payable in connection with transfer of the Property.

     (g) Normal Closing Costs. Seller and Buyer shall each pay any fees, costs and expenses incurred by such party in connection with the transaction contemplated by this Agreement and not otherwise adjusted or allocated as set forth in this Section 1.3 or as otherwise provided in this Agreement.

     The obligations of the parties under this Section 1.3 shall survive the Closing.

ARTICLE 2:  TITLE

2.1 Permitted Exceptions. For purposes of this Agreement, "Permitted Exceptions" shall mean:

     (a) a lien for real property taxes and assessments for the current year, not yet due and payable;

     (b)  the Leases;

     (c) liens or encumbrances arising out of any activity of Buyer or its agents with respect to the Land;

     (d) easements, dedications and other matters of record granted or created or proposed to be granted or created pursuant to the PUD Application or any other document filed or submitted by Buyer in connection with obtaining any governmental approvals necessary for construction of the Project;

     (e) the Other Agreements (to the extent the same create burdens on the Land or restrict the use thereof);

     (f) those exceptions to title listed in the Title Report (as defined in Section 2.2);

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
     (g) all encroachments, easements, and other matters shown on the Survey (as defined in Section 2.2), regardless of whether the same are of record or are otherwise evidenced by any document of record; and

     (h) the claim of Alpen Construction Company and/or Anthony Brake to an adverse possessory interest in a portion the part of the Property described in Exhibit "B" under the heading "Parcel 3";

     (i) such other exceptions as Buyer shall from time to time accept or be deemed to have accepted as hereinafter provided.

     Those Permitted Exceptions referred to in Subsections (a) through (h) of this Section 2.1 are hereinafter called the "Identified Exceptions."

2.2  Title Report and Documents; Title Policy.

     (a) Title Report. Prior to the date hereof, Seller, at its expense, has delivered to Buyer a Commitment for Title Insurance (File No. 8288 CM C2) (as the same may be amended or supplemented, the "Title Report") for the Property issued by North American Title Company of Colorado (the "Title Company"), as agent for First American Title Insurance Company, together with legible copies of all documents evidencing exceptions to title shown therein or otherwise affecting the Property referred to in such Title Report (the "Title Exception Documents"). On or before Closing, Seller shall cause the Title Report to be endorsed or reissued so as to change the effective date to a date not earlier than ten (10) business days prior to Closing, and to conform to the requirements set forth in Paragraphs 1, 2, and 5 of Exhibit "E" hereto. Seller and Buyer shall cooperate together to try to cause the Title Policy, when issued, to limit Exception 30, as listed in the Title Report, to those leases then in effect which affect the Property. Seller and Buyer shall cooperate together to try to cause the Title Company to issue endorsements to the Title Report or to reissue the Title Report to effect the remaining changes in the Title Report proposed by Exhibit "E"; provided that, in the event that the Title Company refuses to issue endorsements or to reissue the Title Report to effect such changes on or before April 15, 1996, Buyer may terminate this Agreement with the effect provided in Section 8.3.

     (b) Survey. Seller has, prior to the date hereof, provided Buyer with a copy of a survey of the Property prepared by Benchmark Surveying, Ltd. and identified as Job No. 3531, dated October 1, 1994, and revised November 16, 1994, November 30, 1994, and December 19, 1994 (the "Survey"). The Title Report includes all additional exceptions required on account of the encroachments, easements and other matters shown in the Survey. Seller shall deliver an update of the Survey within 30 days of the date hereof.

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
     (c) Increase of Coverage. Seller shall cooperate with Buyer as Buyer reasonably requests to obtain from the Title Company (at Buyer's expense), endorsements and other additions to the Title Report, pursuant to which:

               (i) The Title Report is supplemented to provide for the increase of the amount of the Title Policy from time to time as construction proceeds on the Project and providing for the increase of the amount of the Title Policy from time to time in effect to the sum of (y) $20,000,000 plus (z) the amount expended by Buyer from time to time in the construction of the Project.

               (ii) The Title Report is supplemented by the addition of
                    such coinsurors and reinsurers acceptable to Buyer, as shall be necessary so that none of the Title Company and such reinsurers and coinsurors is committed to a portion of the risk under the Title Policy (as ultimately increased) which exceeds such title company's normal, self-imposed insurance limits as to any single policy.

     (d) Periodic Updates. Seller shall, from time to time, provide Buyer with updates of the Title Report, which shall show the status of the title to the Property as of a current date. In the event that any update of the Title Report shall show any exception to title to the Property which is not an Identified Exception and which has not previously been accepted by Buyer as a Permitted Exception, Buyer may give notice to Seller objecting thereto within ten business days after receipt of the updated Title Report first disclosing such exception. If Buyer fails to object to any exception by notice given within such period of ten business days, Buyer shall be deemed to have accepted the same as an additional Permitted Exception. In the event that Buyer timely objects to any such new or newly disclosed title exception, Seller shall at its expense and in a manner and form acceptable to Buyer, cure any such title exception that arises from a monetary lien (provided, that Seller may, at its option, defer the cure of any such monetary lien to the date of the Closing Date or any prior date) or mechanic's lien, and all other such title exceptions that can be cured by an expenditure of $50,000 or less in the aggregate. If any such title exceptions cannot be cured by an expenditure of $50,000 or less in the aggregate, Buyer and Seller will attempt to agree on a time and manner for curing such title exception, but in the event that they do not agree, Buyer shall have the right to terminate this Agreement with the effect provided in Section 8.3.

     (e) Undertaking. At Closing, Seller, at its expense, shall cause the Title Company to deliver its written undertaking (the
          "Undertaking"),
          unconditionally agreeing to issue the Title Policy to Buyer, insuring good and marketable title to the Property in Buyer in the amount of $20,000,000, subject only to the Permitted Exceptions, in the form provided for herein and with such endorsements as shall be necessary to commit the Title Company to the increases of the amount of the insurance and to the reinsurance and coinsurance provisions provided in Section 2.2(c) and which have been agreed to by the Title Company, and such additional endorsements that Buyer or the Buyer's lenders may reasonably request and which have been agreed to by the Title Company.

     (f) Payment of Premium. At the Closing, Seller shall pay the premium for the Title Policy to the Title Company; provided that Seller shall be responsible for the premium only for $20,000,000 of coverage, and Buyer shall be responsible for all costs of coverage in excess of $20,000,000 and for the costs of any endorsements not required in connection with the cure of any title exception under Section 2.2(d).

     (g) Tax Certificate. Seller has delivered a certificate or certificates of taxes due covering the Property and issued by the Treasurer of the City and County of Denver, Colorado, and, upon request of Buyer prior to Closing, shall deliver updated certificates of taxes due.

     (h) No Further Title Exceptions. So long as this Agreement continues in effect, Seller shall not, without the prior written consent of Buyer, sell, transfer, convey, lease, or create easements or other exceptions to title to the Property, or otherwise cloud title to the Property.

2.3  Title Conveyed.

     At the Closing, Seller shall convey and Buyer shall accept good and marketable title to the Property subject only to the Permitted Exceptions.

2.4  Title Warranty.

     (a) Seller hereby warrants to Buyer that it has good and marketable title to the Property, free and clear of all liens, interests and encumbrances, created by or through it, other than the Permitted Exceptions.

     (b) The warranty set forth in this Section 2.4 is for the benefit of Buyer and its successors in title to the Property, and shall not inure by right of subrogation or assignment to the benefit of any title insurance company under the Title Policy or any other third party.

2.5  Breach of Warranties. Should the warranty of title set forth in Section
     2.4 be breached for any reason, Seller shall cure the breach in one of the following manners, as selected by Buyer:

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
     (a) Seller shall restore Buyer to quiet possession of the Property, at Seller's expense, including any reasonable legal fees or costs incurred by Buyer; or

     (b) Buyer shall restore itself to quiet possession of the Property at Seller's expense, including any reasonable legal fees or costs incurred by Buyer;

     provided, that Buyer shall be required first to use its best efforts to recover from the Title Company for any losses arising from matters against which Buyer was insured under the Title Policy, and Buyer may proceed against Seller only in the event that Buyer does not recover from the Title Company due to its insolvency and then only for the amount that would otherwise have been payable under the Title Policy.


ARTICLE 3:  INFORMATION, INSPECTION, AND DEVELOPMENT APPROVALS

3.1 Information. Prior to the execution of this Agreement, Seller has delivered to Buyer:

     (a) a true and correct copy of the Leases, the Other Agreements, the Title Report, the Title Exception Documents, and the Survey, and all amendments and/or supplements thereto; and

     (b) all environmental studies and reports in the possession or under the control of Seller relating to the Property, all of which are listed on Exhibit "F" attached hereto (collectively, the "Seller Environmental Reports").

3.2  Buyer's Rights to Enter the Property.

     Prior to Closing, Buyer's rights to enter onto the Property shall be governed by the following provisions:

     (a) Entry for Testing and Inspection. Subject to the provisions of any of the Leases, upon and subject to making prior arrangements with Seller (which Seller may not delay beyond the second business day after request to Seller is made), Buyer's Representatives (as defined below) may enter onto the Property at all reasonable times to make tests, surveys, studies and inspections in connection with the purchase of the Property by Buyer and in connection with preparations for construction of the Project which will occur after the Closing. Seller or Seller's agents or employees shall be entitled to accompany Buyer's Representatives onto the Property pursuant to this Section 3.2(a). Any entry by Buyer's Representatives pursuant to this
          Section 3.2(a) shall be made in a manner that results in the least interference with the use of the Property by Seller or any third party and with any activities on the Property by Seller or any third party. "Buyer's

          Representatives" means Buyer; Buyer's agents, advisers, contractors, consultants and other representatives (collectively, "Buyer's Agents"); potential lenders to Buyer ("Lenders"); and representatives of, or advisers or consultants for, Lenders ("Lenders' Agents").

     (b) Extent of Buyer's Investigations. Buyer or Lenders shall have the right, at Buyer's sole cost and expense except and to the extent, if any, as otherwise specifically provided in this Agreement, to conduct such studies, evaluations, audits or surveys as Buyer or Lenders deem appropriate (collectively, the "Buyer Environmental Surveys"), subject to the other provisions of this Agreement and to the following terms and conditions:

          (i) Seller shall have the right to approve, review and monitor any and all physical tests, studies and procedures in or about the Property which are made or implemented in connection with any Buyer Environmental Surveys, including, without limitation, the review and approval of the number, type, extent and location of any test or monitoring wells or drillings.

          (ii) Except as required by law, Buyer's Representatives shall not make any contacts or communications to any governmental agency, department, district or board in connection with any Buyer Environmental Surveys without the prior written approval of Seller, such approval not to be unreasonably withheld or delayed.

          (iii) Prior to the issuance of any final report by any consultant to Buyer or Lenders, Seller shall be given the opportunity to make comments, question and offer recommendations to the Buyer's consultants or Lenders preparing such reports.

          (iv) Buyer shall provide all of Buyer's Agents, Lenders and Lenders' Agents with a copy of this Section 3.2 and obtain the agreement of each such person or entity to abide by the terms and conditions hereof.

               Buyer's obligations under this Section 3.2(b) shall survive the Closing and the termination of this Agreement.

     (c) Entry for Site Preparation Work. Seller shall not unreasonably withhold its approval of any request by Buyer for Buyer and its contractors to enter onto the Land for purposes of commencing site preparation for construction of the sports arena, including without limitation, excavation and filling necessary for construction of the floor underlying the ice rink in the arena, and implementation of the Grading Plan (as defined in

          Section 11.2). Seller hereby approves Buyer's entry for purposes of performing the activities described on Exhibit "G" attached hereto.

     (d) Insurance. Prior to any entry by Buyer's Representatives, Buyer shall (i) arrange for and cause to be maintained in full force and effect a policy of comprehensive general liability insurance, with broad form liability endorsement, having a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence, and (ii) furnish to Seller a certificate of such insurance which names Seller as an additional insured and provides that such policy shall not be canceled or amended without thirty (30) days' prior written notice to Seller. Buyer's obligations under this Section 3.2(d) shall survive the Closing and any termination of this Agreement.

     (e) Buyer's Costs. Except as otherwise expressly provided in this Agreement, all costs incurred in connection with tests, surveys, studies, inspections, reviews, approvals, determinations, applications, site work, and any other work made by Buyer or Buyer's Representatives under this Agreement or otherwise shall be the sole responsibility of and be paid by Buyer. In the event of the recordation of any claim or lien against the Property for materials supplied or labor or professional services performed on behalf of Buyer, Buyer shall promptly discharge such lien at Buyer's sole cost and expense. Buyer's obligations under this
          Section 3.2(e) shall survive the Closing and the termination of this Agreement. Nothing contained in this paragraph shall be interpreted as modifying or otherwise affecting the provisions of the Environmental Responsibility Agreement (as hereinafter defined).

     (f) Copies of all Reports. Buyer shall provide to Seller a copy of each technical report, study, survey, and any similar document obtained by Buyer in connection with its investigation of the Property prior to the Closing (whether preliminary, interim, or final in nature), all of which shall be provided to Seller promptly after the same have been received by Buyer at no cost to Seller. Buyer's obligations under this Section 3.2(f) shall survive the Closing and any termination of this Agreement.

     (g) Indemnification of Seller. Buyer shall indemnify and defend Seller against, and hold Seller and the Property harmless from and against, any and all costs, expenses (including, without limitation, reasonable attorneys' fees), damages, claims, liabilities, liens, encumbrances and charges arising out of the entry of Buyer's Representatives upon the Property, unless and to the extent that any such matters arise from the negligence of Seller or Seller's agents. The obligations of Buyer under this
          Section 3.2(g) shall survive the Closing and the termination of this Agreement.

     (h) Restoration of Property. In the event that the Closing does not occur for any reason, Buyer shall at its expense fill any wells, test drillings or other holes created by Buyer's Representatives, and shall flatten and rough grade the surface of the Land disturbed by the Buyer's entry or tests. The obligations of Buyer under this Section 3.2(h) shall survive the Closing and the termination of this Agreement.

3.3 Zoning and Development Approvals. Buyer anticipates that the Property will need to be rezoned and that other development approvals will be required for the Project. In order to proceed timely with the Project, Buyer has, jointly with Seller, submitted the PUD Application and also anticipates that prior to Closing Buyer will want to proceed with additional applications, for example, for the vacation of existing streets and alleys on the Property and for the replatting of the Property. The PUD Application, any additional applications, and amendments or supplements to any of the foregoing and any commitments made in connection with any of the foregoing are referred to collectively as the "Planning Documents" and the rezoning, replatting, and other approval processes are hereinafter called the "Approval Processes."

     Buyer shall be permitted, prior to Closing, to proceed with the Planning Documents and Approval Processes as required for the Project, subject to the following provisions:

     (a) If reasonably requested in any instance by Buyer or Seller, Seller as well as Buyer shall be named as the applicant on the Planning Documents and in all Approval Processes.

     (b) No Planning Document shall be submitted to any government entity until approved in writing by Seller as to form and content, which approval shall not be unreasonably withheld or delayed.

     (c) Prior to the Closing, no Planning Document shall be permitted to be completed, so as to be binding on the Property without Seller's written approval, which may be withheld in Seller's discretion. Subject to the foregoing, Seller shall cooperate with Buyer in obtaining necessary approvals of the Planning Documents.

     (d) Buyer and Seller shall each keep the other informed of any material developments in connection with the Planning Documents of which such party becomes aware.

     (e) Except as otherwise specifically provided in this Agreement or the Environmental Responsibility Agreement, Buyer shall pay for all of the costs of preparing, submitting and processing the Planning Documents, and all costs incurred in connection with the Approval Processes, including, without limitation, application fees, professional fees, and any required bonds, letters of credit, dedications, and improvements. Seller shall not have any responsibility for such costs, and Buyer shall indemnify Seller from and against any such costs.

     (f) In the event that the Closing does not occur, except to the extent otherwise requested by Seller, Buyer shall, at no cost to Seller, take all measures necessary to withdraw all of the Planning Documents and terminate the Approval Processes. Buyer shall indemnify Seller against all costs incurred in doing so and against any changes or damages to the Property (excluding any changes to the real property tax status of the Property) which cannot be reversed by withdrawing the Planning Documents and terminating the Approval Processes.

     The obligations of Buyer under this Section 3.3 shall survive the Closing and any termination of this Agreement.

3.4 Confidentiality. Except as required by law, Buyer shall and shall cause Buyer's Representatives to maintain in confidence any and all information, reports, evaluations and surveys generated in connection with their investigation of the Property and Buyer shall not and shall cause Buyer's Representatives not to make any disclosure of any such information, reports, evaluations and surveys to any other person or entity without the prior written approval of Seller, such approval not to be unreasonably withheld or delayed; provided, however, Buyer may disclose such information to representatives of the City and County of Denver, other governmental organizations or Lenders, if relevant, in the reasonable judgment of Buyer, to negotiations regarding construction, use or financing of the Project. In the event the sale of the Property from Seller to Buyer contemplated hereby is not, for any reason, closed, Buyer shall, upon request from Seller, return to Seller or cause to be destroyed all information Buyer has received from Seller with respect to the Property (including any such information which Buyer has provided to Buyer's Representatives), and shall not retain any copies thereof or permit any such person to retain any copies thereof. The provisions of this Section 3.4 shall survive the Closing and any termination of this Agreement. Buyer shall provide all of Buyer's Representatives with a copy of this Section 3.4 and obtain the agreement of each such Buyer's Representative to comply with the terms and conditions hereof.

ARTICLE 4:  CONDITIONS TO CLOSING

4.1 Buyer's Conditions. Buyer's obligation to purchase the Property is expressly conditioned upon satisfaction of each of the following conditions prior to Closing:

     (a) Financial. Buyer shall have obtained financing for the construction of the Project on terms and conditions satisfactory to Buyer in its sole discretion, provided that Buyer has used good faith efforts to obtain such financing.

     (b) Consents. Seller shall have delivered to Buyer evidence of the consent of any person or entity whose consent is required for the purchase of the Property by Buyer from Seller.

     (c) No Material Adverse Change. There shall have been no material and adverse change in the physical condition of the Property between the date hereof and Closing.

     (d) Performance. Seller shall have performed and observed all of its covenants, agreements and obligations contained in this Agreement.

     (e) Warranties and Representations Correct. All the representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct on and as of Closing as if then made or given.

     (f) Release of Nuggets. The City and County of Denver shall have released The Denver Nuggets Limited Partnership from its obligations under the Basketball Agreement dated July 15, 1992 on terms and conditions satisfactory to Buyer in its sole discretion.

     (g) Rezoning. Buyer shall have obtained final approvals of all the Planning Documents.

     (h) City Approvals. Buyer shall have obtained all necessary approvals and consents from the City and County of Denver, and all agencies and departments thereof, and from all other governmental entities and non-governmental entities and persons whose consent is required to commence construction of the Project, all on terms and conditions satisfactory to Buyer in its sole discretion.

     (i) City Agreement. The City and County of Denver shall have agreed to acquire the arena to be constructed as a portion of the Project from Buyer and shall have agreed to enter into a use agreement permitting Buyer to operate the Project, all on terms and conditions satisfactory to Buyer in its sole discretion.

     (j) Environmental Approvals. The voluntary environmental management plan for the Project ("VCUP") submitted to the Colorado Department of Public Health and the Environment ("CDPHE") by application dated February 21, 1995, as amended and supplemented and approved by CDPHE by letter dated May 12, 1995, shall be in full force and effect and shall not have been amended or modified in any respect, except for an extension of the time for completion of the VCUP (which shall have been obtained prior to Closing) and for other changes approved by Buyer and Seller. The letter from the Environmental Protection Agency dated June 8, 1995, shall be in full force and effect and shall not have been amended and modified in any respect, except as approved by Buyer and Seller.

     (k) Approval of Grading Plan. All governmental approvals of the Grading Plan necessary to permit construction of the sports arena on the Property shall have been obtained.

     (l) Delivery of Documents. Seller shall have delivered the documents required to be delivered by it pursuant to Section 6.2(a).

      Buyer may, at its option, waive any of such conditions. In the event that the condition set forth in Section 4.1(e) is not satisfied (except for matters not within Seller's control), Buyer may elect to close and pursue any right of indemnification under Section 12.1.

4.2 Seller's Conditions. Seller's obligation to sell the Property is expressly conditioned upon satisfaction of the following conditions prior to Closing:

     (a) Warranties and Representations Correct. All the representations and warranties of Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct on and as of Closing as if then made or given.

     (b) Buyer's Performance. Buyer shall have performed and observed all of its covenants, agreements and obligations contained in this Agreement.

     (c) Environmental Approvals. The VCUP shall be in full force and effect and shall not have been amended or modified in any respect, except for an extension of the time for completion of the VCUP (which shall have been obtained prior to Closing) and for other changes approved by Buyer and Seller. The letter from the Environmental Protection Agency dated June 8, 1995, shall be in full force and effect and shall not have been amended and modified in any respect, except as approved by Buyer and Seller.

     (d) Delivery of Documents. Buyer shall have delivered the documents required to be delivered by it pursuant to Section 6.2(b).

     Seller may, at its option, waive any of such conditions.

4.3 Termination for Failure of Condition. In the event any of the conditions provided in Sections 4.1 and 4.2 have not occurred and have not been waived by the appropriate party by the Termination Date, then, subject to Section 4.4, this Agreement shall automatically terminate with the effect provided in Section 8.3.

4.4  Effect of Default.  Notwithstanding anything to the contrary contained in
     Section 4.3, if the failure of any condition listed in Section 4.1 or
     Section 4.2 also constitutes a default under any other Section in this Agreement, the non-defaulting party shall have the remedies set forth in
     Article 8.

4.5 Environmental Responsibility Agreement. In the event that Buyer and Seller shall have not have agreed upon the form of an Environmental Responsibility Allocation Agreement containing the terms set forth in Exhibit "H" (the "Environmental Responsibility Agreement"), by April 15, 1996, as such date may be extended by agreement of Buyer and Seller, Buyer or Seller may terminate this Agreement with the effect provided in Section 8.3.

ARTICLE 5:  REPRESENTATIONS AND WARRANTIES; COVENANTS

5.1 Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

     (a) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to fulfill its obligations hereunder.

     (b) Corporate Approvals. Seller's board of directors has approved the transaction contemplated by this Agreement, and Seller has taken all corporate action necessary to authorize the execution and delivery by Seller of this Agreement and other documents contemplated hereby and the performance of its obligations hereunder.

     (c) Due Execution; Binding Agreements. This Agreement has been duly executed and delivered by Seller and all other documents contemplated hereby to which Seller is a party have been or will be duly executed (and acknowledged where necessary) and delivered by Seller, and are or when duly executed and delivered, will be, valid, binding and enforceable obligations of Seller.

     (d) No Conflict. The execution and performance of this Agreement and the documents contemplated hereby, and consummation of the transactions contemplated hereby, do not conflict with, with or without notice or the passage of time or both, do not result in the breach of, and do not constitute a default under or violation of the terms and provisions of any contract, lease, agreement or obligation to which Seller is a party or by which Seller may be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting Seller or the Property.

     (e) No Pending Litigation or Governmental Action. There is no pending or, to Seller's knowledge, threatened litigation, administrative action, condemnation by any federal or state authority, governmental investigation, or similar governmental action relating to the Property or the transactions contemplated by this Agreement, except as set forth on Exhibit "I" attached hereto.

     (f) No Notice of Violation; Licenses. Seller has not received any notice of and has no knowledge of the assertion of any violation of any law, rule, regulation, order or other legal action of any kind involving the Property which now exists or is claimed now to exist. Seller has all licenses, permits, certificates, orders, approvals and authority from all governmental agencies that are necessary for the ownership and operation of the Property as it is presently operated.

     (g) Leases. There are no tenancy or other agreements that affect Seller's current use or Buyer's intended use of the Property (other than agreements made by Buyer), or that otherwise burden the Property, other than the Leases and the Other Agreements listed on Exhibits "C" and "D". All of the Leases are in full force and effect and were entered into by Seller in the ordinary course of its business. No material violation by any party under any Lease has occurred, no tenant has paid rent for more than thirty (30) days in advance of the due date therefor, and no tenant has paid any security deposit except as disclosed on Exhibit "C".

     (h) Historic Designations. No Improvements on the Property have been listed on the National Register of Historic Places or any comparable Colorado list, and, to Seller's knowledge, no claim has been made that any Improvements should be so listed.

     (i) Environmental. Except as previously disclosed in the Seller Environmental Reports delivered by Buyer pursuant to Section 3.1 above, or otherwise disclosed on Exhibit "F", to the actual knowledge of S. David Steel, Kathleen M. Snead, and Gary H. Hunt, all of whom are employees or agents of Seller on the date hereof ("Seller's Knowledge"):

          (i) The Property does not contain asbestos or material containing asbestos;

          (ii) The Property does not contain PCBs or PCB Items, as those terms are defined in 40 C.F.R. Part 761;

          (iii) The Property does not contain underground storage tanks, as those terms are defined in 42 U.S.C. ss. 6991 et seq. ("Solid Waste Disposal Act"), or above-ground storage tanks;

          (iv) There is no and has been no release of petroleum into the environment from an above ground or underground storage tank at the Property, as those terms are defined in the Solid Waste Disposal Act, nor is any petroleum otherwise present on the Property;

          (v) There is, and has been, no release or threatened release, other than federally permitted releases, of hazardous substances or pollutants or contaminants into the environment from or through the Property as those terms are defined in 42 U.S.C. ss. 9601 et seq. ("CERCLA");

          (vi) The Property is not used, and has not been used, for the generation, transportation, treatment, storage or disposal of hazardous substances, pollutants, or contaminants, as those terms are defined in CERCLA. As to those hazardous substances, pollutants, or contaminants disposed of on, in, or at the Property, the hazardous substances, pollutants, or contaminants disposed of are not the subject of a release or threatened release;

          (vii) The Property is in compliance with all applicable federal, state and local environmental statutes, regulations, ordinances, and any permits, approvals, or judicial or administrative orders issued thereunder. All existing federal, state and local environmental permits and approvals applicable to the Property are listed on Exhibit "J" attached hereto;

          (viii) The Property contains no conditions that could result in a recovery by any governmental or private party of remedial or removal costs, natural resource damages, property damages, damages for personal injuries, other costs, expenses or damages, or could result in injunctive relief, arising from any alleged injury or threat of injury to health, safety, or the environment relating to the Property;

          (ix) Any prior administrative and judicial litigation or proceedings, or threats of administrative and judicial litigation or proceedings, regarding environmental issues have been finally resolved and there are no commitments or agreements that were entered into to resolve any such litigation or proceedings;

          (x) Except for the VCUP, there have been no orders or documents issued by any court or administrative agency that impose environmental requirements or interpret environmental requirements under any environmental statute or regulation relating to the Property;

          (xi) All appropriate inquiry into the previous ownership and uses of the Property consistent with good commercial or customary practice has been undertaken in an effort to minimize liability. The inquiry is adequate in light of commonly known or reasonably ascertainable information about the Property; the obviousness of the presence or likely presence of contamination, assuming there is contamination at the Property; and the ability to detect any contamination by appropriate inspection; and

          (xii) Neither the Property nor any portion of the Property constitutes a "wetland" subject to regulation pursuant to
               Section 402 or Section 404 of the Federal Water Pollution Control Act, or any comparable state or local law or regulation.

     (j) No Special District or Governmental Commitments. Except as disclosed on Exhibit "K" attached hereto, the Property is not situated within any special assessment district other than the districts disclosed by the most recent statement for real property taxes for the Property, nor is the Property subject to any special assessments except for those relating to such districts. To Seller's Knowledge, there is no proposal under which the Property is to be placed in any other special assessment district except for proposals relating to flood plain improvement work. Except as listed on Exhibit "K" and except for any commitments or agreements entered into by the Buyer in connection with the Project, there are no existing commitments or agreements with any federal, state or local government authority or agency affecting the Property.

     (k) Ordinary Course. The sale of the Property contemplated hereby is a sale in the ordinary course of Seller's business.

     (l) No Misstatement. This Agreement (including the exhibits hereto) contains no material misstatement of fact or omits to state any material fact necessary to make the statements contained therein not misleading.

     Seller shall from time to time notify Buyer as to any change in the status of any of the foregoing warranties and representations which are within Seller's Knowledge, promptly after the same becomes Seller's Knowledge. Seller will not take any actions that would cause any of the foregoing representations and warranties not to be true and correct as of Closing. No suit may be brought on account of any claimed breach or violation of any provision of this Section 5.1 unless filed and served on or before the third anniversary of the date of Closing.

5.2 No Other Warranties. Buyer hereby acknowledges that, except for the warranties and representations set forth in Sections 2.4 and 5.1 or in any document delivered pursuant to this Agreement, Seller is making no warranty or representation of any kind or nature whatsoever regarding the Property. Buyer hereby acknowledges that Seller disclaims any and all express and implied warranties regarding the Property or the condition thereof except as set forth in Sections 2.4 and 5.1 or in any document delivered pursuant to this Agreement.

5.3 Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller as follows:

     (a) Organization. Buyer is a limited liability company, organized, validly existing and in good standing under the laws of the State of Colorado. Buyer has full power and authority to enter into this Agreement and to fulfill its obligations hereunder.

     (b) Authorization. Buyer has taken all action necessary to authorize the execution and delivery of this Agreement by it and the performance of its obligations hereunder.

     (c) Due Execution; Binding Agreements. This Agreement has been duly executed and delivered by Buyer and all other documents contemplated hereby to which Buyer is a party have been or will be duly executed (and acknowledged where necessary) and delivered by Buyer, and are or when duly executed and delivered, will be, valid, binding and enforceable obligations of Buyer.

     (d) No Conflict. The execution and performance of this Agreement and the documents contemplated hereby do not violate or conflict with, or, with or without notice or the passage of time or both, result in the breach of, or constitute a default under or violation of the terms or provisions of any, and are not restricted by any, other agreement, lease, contract, or obligation, court order or law to which Buyer or any of its members is a party or by which Buyer or any of its members is bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting Buyer or any of its members.

     No suit may be brought on account of any claimed breach or violation of any provision of this Section 5.3 unless filed and served on or before the third anniversary of the date of Closing.

5.4 Pre-Closing Covenants of Seller. Following execution of this Agreement and prior to Closing, Seller shall, except as otherwise expressly provided in this Agreement:

     (a) Ordinary Course. Conduct any business on and operate the Property in the ordinary course consistent with past operations of the Property.

     (b) Casualty Insurance. Maintain in effect any casualty insurance policies insuring the Property or obtain suitable replacements thereof; provided that nothing contained herein shall prohibit Seller from self-insuring as to any casualty risk associated with the Property, consistent with its current practice.

     (c) Leases. Not cancel, terminate or modify any existing Lease in any respect adverse to the lessor's interest (except in accordance with and as required by the provisions of any such Lease and except in accordance with Seller's normal business practice) without Buyer's prior written consent (which shall not unreasonably be withheld), not enter into new Leases without Buyer's prior written consent (which shall not be unreasonably withheld) except any Lease which may be terminated on not more than 30 days' notice, not accept rents under the Leases more than one month in advance of the date due, and perform the lessor's obligations under the Leases in accordance with Seller's established practice.

     (d) Taxes. Pay all taxes and assessments affecting the Property prior to the date such taxes and assessments are delinquent.

     (e) Compliance with Agreements. Comply in all material respects with all terms, conditions and provisions of all agreements affecting the Property and make all payments due thereunder and suffer no material default by Seller thereunder.

     (f)  Termination of Leases. At Buyer's request as to any of the Leases
          (i) which affect the part of the Property on which the Project will be constructed and (ii) which Leases can be terminated with the giving of notice by the lessor thereunder, send a notice of termination as to such Lease; provided that in the event that the Closing does not occur hereunder, as to any Lease terminated before Closing at the request of Buyer (including any leases required to be terminated in order for Buyer to perform its other obligations hereunder required to be performed prior to the Closing), Buyer shall reimburse Seller for the amount of the rent that would have been payable under that Lease through the balance of the term of the Lease (or if the Lease was on a month-to-month basis or year- to-year basis, for six months). If any such notice is given by Seller at Buyer's request in accordance with the terms of a particular Lease and the tenant thereunder nevertheless asserts a claim against Seller arising out of the giving of such notice by Seller at Buyer's direction, Buyer shall indemnify and hold Seller harmless from any and all loss, liability, cost or expense sustained by Seller as a result thereof, including reasonable attorneys' fees. Buyer's obligations under this Section 5.4(f) shall survive the Closing and the termination of this Agreement.

     (g) Demolition and Clearing. In order to facilitate site preparation for construction of the sports arena by the Buyer, Seller, at its sole cost and expense, (i) shall, subject to obtaining any necessary permits, take the actions listed on Exhibit "L" to initiate work required by the VCUP; and (ii) shall, promptly upon request from Buyer and subject to obtaining any necessary permits
          (A) remove all Railroad Improvements located on the Land which are located northeast of Ninth Street; (B) remove any fences from the Property and remove from the Land, stock pile on the Land, or destroy all concrete docks, and curbs not lying in dedicated street or alley right-of-ways, located on the Land which are located northeast of Ninth Street; and (C) demolish the ESCO warehouse located along Auraria Parkway between 9th Street and 11th Street, remove any foundations and cap any underground utilities; provided, that if Closing does not occur for any reason other than breach of this Agreement by Seller, Buyer shall reimburse Seller for the costs incurred in taking the actions required by this Section 5.4(g). The obligations of Buyer under this Section 5.4(g) shall survive the termination of this Agreement.

5.5 Compliance with NCP. Seller and Buyer recognize that certain measures will be required to ensure that contaminant removal activities performed under the VCUP are substantially in compliance with applicable National Contingency Plan ("NCP") procedures, involving public involvement and related matters, established under CERCLA. Buyer and Seller intend that all contaminant removal activities will be substantially in compliance with the NCP. Seller shall plan and implement public involvement and related programs as appropriate to ensure substantial compliance with the NCP, and Buyer shall cooperate with such activities by Seller.

     The obligations of the parties under this Section 5.5 shall survive the Closing and any termination of this Agreement.

5.6  Insurance; Indemnities.

     (a) Buyer shall use its reasonable efforts (at no additional cost to Buyer) to require Buyer's contractors for the Project and any subcontractors and subsubcontractors of such contractors, which are required to carry liability insurance naming Buyer as an additional insured, also to name Seller as an additional insured.

     (b) Seller shall use its reasonable efforts (at no additional cost to Seller) to require Seller's contractors for any work on the Property and any subcontractors and subsubcontractors of such contractors, which are required to carry liability insurance naming Seller as and additional insured, also to name Buyer as an additional insured.

     (c) To the extent Buyer obtains indemnities from liability for itself from any contractors, subcontractors, and subsubcontractors described in Section 5.6(a), Buyer shall use its reasonable efforts (at no additional cost to Buyer) to cause Seller to be named as an additional indemnitee under such indemnities.

     (d) To the extent Seller obtains indemnities from liability for itself from any contractors, subcontractors, and subsubcontractors described in Section 5.6(b), Seller shall use its reasonable efforts (at no additional cost to Seller) to cause Buyer to be named as an additional indemnitee under such indemnities.

5.7 Hart-Scott-Rodino. Buyer and Seller have satisfied themselves that they are not required to make a filing before the Closing under the provisions of Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino") because the Property is primarily vacant land and is being sold by Seller in the ordinary course of Seller's business. In the event of any change in circumstances or in the law that causes them to change this determination, Seller and Buyer shall cooperate in making any filing they determine to be required under Hart-Scott-Rodino.

ARTICLE 6:  CLOSING

6.1 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall occur at the offices of Holme Roberts & Owen LLC, 1700 Lincoln, Suite 4100, Denver, Colorado, or such other place agreed by the parties, at 10:00 a.m. on a date specified by Buyer (the "Closing Date") in a written notice to Seller, which date shall be no earlier than fourteen (14) days after the date of receipt of such notice, but in no event later than June 28, 1996 (the "Termination Date").

6.2 Closing Obligations of the Parties. At the Closing, the parties shall execute and deliver the following documents (the "Closing Documents") and otherwise cause the following events to occur, each being a condition precedent to the others but all being deemed to have occurred simultaneously:

     (a) Seller shall deliver or cause to be delivered to Buyer the following:

          (i) Deed. A special warranty deed in the form attached hereto as Exhibit "M" (the "Deed"), conveying to Buyer title to the Property, subject only to the Permitted Exceptions.

          (ii) Assignment and Assumption. An assignment and assumption agreement, substantially in the form of Exhibit "N" attached hereto, transferring to Buyer all of Seller's interests in and to the Leases and the Other Agreements, indemnifying and holding harmless Buyer from and against any and all claims from any tenants or other parties thereunder arising prior to the Closing Date, and requiring Buyer to indemnify and hold harmless Seller from and against any such claims arising after the Closing Date.

          (iii) Original Documents. The original Leases and Other
               Agreements (in the possession of Seller), together with copies of all memoranda and/or drafts relating to pending negotiations relating to the Leases and Other Agreements in the possession of Seller, and any security deposits and prepaid rents made by the tenants under the Leases for periods occurring after the Closing Date.

          (iv) Rent Roll. A rent roll updated to within ten (10) business days of the Closing Date and certified as true and complete by Seller, showing, for each Lease, the name of the tenant, the rent payable, the date through which rent has been paid, and the term and the expiration date thereof (including any renewal options), together with copies of all notices of default sent (or received) by Seller as lessor under such Lease that remain uncured.

          (v) Notice to Tenants. A notice to the tenants under the Leases of the assignment to Buyer of the lessor's interest under the Leases.

          (vi) Good Standing Certificate. A certificate of the Secretary of State of Delaware, dated not earlier than thirty days prior to the Closing Date, showing that the Seller is a validly existing corporation in good standing under the laws of such state.

          (vii) Incumbency Certificate. An incumbency certificate setting forth the officer(s) of Seller authorized to execute and deliver the Closing Documents certified by Seller's secretary or an assistant secretary.

          (viii) FIRPTA Affidavit. A non-foreign affidavit of Seller, substantially in the form of Exhibit "O" attached hereto, to assure compliance with Section 1445 of the Internal Revenue Code of 1986, as amended.

          (ix) Board Resolution. A certified copy of resolutions of Seller's board of directors approving and authorizing the execution, delivery and performance of this Agreement and the documents to be delivered by Seller pursuant to this Agreement.

          (x) Legal Opinion. An opinion of Seller's legal counsel, satisfactory in form and substance to Buyer, that the documents to be delivered by Seller pursuant to this Agreement have been duly authorized by Seller, that this Agreement and such documents are the valid, binding and enforceable obligations of Seller, and opining as to such other matters as Buyer may reasonably request.

          (xi) Title Assurance. The Undertaking of the Title Company.

          (xii) Environmental Responsibility Agreement. The Environmental Responsibility Agreement executed by Seller.

          (xiii) Other Documents. Such other documents as may be reasonably required by Buyer to effect the consummation of the transaction contemplated hereby.

     (b) Buyer shall deliver or cause to be delivered to Seller the following:

          (i) Payment. The Purchase Price, as adjusted pursuant to Section 1.3, in immediately available funds delivered by wire transfer as specified by Seller.

          (ii) Assignment and Assumption. A copy of the assignment and assumption referred to in Section 6.2(a)(ii), executed by Buyer.

          (iii) Legal Opinion. An opinion of Buyer's legal counsel, satisfactory in form and substance to Seller, that Buyer is a duly organized Colorado limited liability company in good standing in Colorado, that the documents to be delivered by Buyer pursuant to this Agreement have been duly authorized by Buyer, that this Agreement and, when executed and delivered by Buyer, such other documents are the valid, binding, and enforceable obligations of Buyer, and opining as to such other matters as Seller may reasonably request.

          (iv) Certificate Regarding Buyer. A certificate of the Secretary of State of Colorado, dated not earlier than thirty days prior to the Closing Date, showing that Buyer is a validly existing limited liability company in good standing under the laws of that state.

          (v) Certificates Regarding the Members. Certificates from their respective states of organization, dated not earlier than fourteen days prior to the Closing Date, showing that each of the members of Buyer is validly existing and in good standing under the laws of that state and a certificate from the Secretary of State of Colorado dated not earlier than thirty days prior to the Closing Date showing that each member is qualified to do business in Colorado.

          (vi) Environmental Responsibility Agreement. The Environmental Responsibility Agreement executed by Buyer.

          (vii) Additional Documents. Such affidavits and other documents as may be required or reasonably requested by Seller to effect the consummation of the transaction contemplated hereby.

     (c) Buyer and Seller shall each execute settlement statements showing adjustments to the Purchase Price and payments of the costs of Closing. Prorated items and costs shall be charged or credited to Seller and Buyer as provided in Section 1.3.

     (d)  Seller shall surrender possession of the Property to Buyer.

ARTICLE 7:  RISK OF LOSS

     If, between the date of this Agreement and the Closing Date, either (i) any part of the Property is damaged or destroyed by fire or other casualty which, in the reasonable judgment of Buyer, would render the Property unsuitable for Buyer's use thereof, or (ii) any material part of the Property is taken in condemnation or under the right of eminent domain, or proceedings for such taking shall be pending or threatened and, in the reasonable judgment of Buyer, such taking renders or would render the Property unsuitable for Buyer's use thereof, Buyer shall have the right to terminate this Agreement by notice given to Seller within ten (10) days after receiving notice thereof. Any such termination shall be governed by Section 8.3. Seller shall promptly notify Buyer of each occurrence of the kind specified above which comes within Seller's Knowledge and shall give Buyer such information relating thereto as Buyer may thereafter reasonably request. If Buyer fails to give notice of termination within such ten-day period as to any damage or taking, Buyer's right to terminate on account of such damage or taking shall be deemed to have been waived and this Agreement shall continue in full force and effect, notwithstanding the damage or taking, without any diminution of the Purchase Price, in such case Seller shall, on the Closing Date, deliver to Buyer any insurance proceeds or condemnation awards received by Seller as a result of any occurrence specified herein, assign to Buyer all of Seller's right, title and interest in and to any insurance proceeds or condemnation awards resulting from any such occurrence that have not yet been received by Seller on that date, and cooperate with and assist Buyer in collecting any such proceeds or awards, at Buyer's sole cost and expense.

ARTICLE 8:  DEFAULT AND REMEDIES

8.1  Remedies.

     (a) Pre-Closing.  In the event of any default at or before the Closing:

          (i) Seller's Remedies. In the event of a material default by Buyer (including a material breach in any of Buyer's warranties or representations but not including the failure to close on the Closing Date) which occurs at or before the Closing and continues for 14 days after Buyer receives notice of such default from Seller, or in the event Buyer defaults on its obligation to close the purchase of the Property on the Closing Date, Seller shall be entitled to terminate this Agreement and retain the Deposit as liquidated damages, in which event both parties shall be relieved of all further obligations hereunder; provided that no such termination or retention shall relieve Buyer of any obligation for the performance of its obligations under any of the provisions of this Agreement which provide that they will survive the termination of this Agreement, all of which shall continue in full force and effect until fully performed and as to which Seller shall have all remedies normally available at law or in equity.

          (ii) Buyer's Remedies. In the event of a default by Seller at or before the Closing (including any breach of Seller's warranties and representations but not including the failure to close on the Closing Date), which continues for 14 days after Seller receives notice of such default from Buyer, or in the event Seller defaults on its obligation to close the purchase of the Property on the Closing Date, Buyer shall have all remedies available at law or equity, including damages and specific performance, which remedies shall be cumulative and non-exclusive. Seller acknowledges that, if Seller fails to close the transaction provided for herein as a result of its breach of its obligations hereunder, Buyer shall, in addition to other remedies available at law or in equity, be entitled to specific performance of this Agreement because the Property is unique and possession thereof cannot be duplicated, and that any remedy at law is inadequate.

     (b) Post-Closing Defaults. In the event that, after the Closing has occurred, Buyer or Seller (i) fails to perform or comply with any of its obligations or the terms contained in this Agreement or
          (ii) breaches any of its representations and warranties made herein, the injured party shall have all rights and remedies available at law or in equity, including damages, specific performance and termination of this Agreement, which remedies shall be cumulative and not exclusive, except for circumstances where an exclusive remedy is otherwise specified in this Agreement.

8.2 Costs of Enforcement. In any action to interpret or enforce this Agreement, to collect damages as a result of a breach of its provisions, or to collect any indemnity provided for herein, the prevailing party shall also be entitled to collect all its costs in such action, including the costs of investigation, expert witnesses and reasonable attorneys' and consultants' fees and disbursements, together with all additional costs incurred in enforcing or collecting any judgment rendered.

8.3 Termination. In the event of the termination as provided for in this Agreement or for any reason other than default as set forth in Section 8.1, (i) Buyer shall pay all amounts to Seller which Buyer is obligated to pay hereunder; (ii) Buyer shall perform its other obligations under any provisions hereof which specifically survive the termination of this Agreement; (iii) Buyer shall comply with the provisions of Sections 3.2 and 3.3.; (iv) Buyer shall execute and deliver to Seller any instruments which Seller from time to time reasonably requests relinquishing any interest Buyer may have in the Property under this Agreement or under any documents given pursuant to this Agreement; (v) Seller shall apply the Deposit against any amounts Buyer is obligated to pay under Section 8.3(i), and shall return the balance of the Deposit, unless this Agreement has been terminated as a result of the failure of Buyer's conditions set forth in Sections 4.1(a), (f), (g), (h), (i) or (k), in which event Seller may retain the balance of the Deposit; and (vi) the parties shall be relieved of all further obligations hereunder.

ARTICLE 9:  POST CLOSING COVENANTS

9.1 Further Assurances. From time to time after the Closing Date, each of Seller and Buyer shall execute and deliver such other instruments (including instruments of conveyance, assignment and transfer), and shall take such other actions in addition to those expressly provided for herein, as the other party may from time to time reasonably request in order to effect and confirm the transactions provided for herein. Each of Seller and Buyer also shall provide such cooperation and furnish such information to the other party as that party may from time to time reasonably request for purposes of necessary and voluntary filings, related to the transactions contemplated hereby, with any governmental entity.

9.2  Removal of Railroad Tracks.

     (a) Seller Obligation and Right to Remove. Seller shall remove all remaining Retained Property located on the Land by no later than thirty (30) days after the Closing (the "Retained Property Removal Date") and shall, except to the extent that Buyer requests otherwise, rough grade, substantially at the present level, the portions of the Land disturbed by the removal of the Retained Property by Seller.

     (b) Buyer's Remedy. If Seller shall fail to remove the remaining Retained Property on or before the Retained Property Removal Date, Buyer may give Seller notice thereof within ten days after the Retained Property Removal Date, and Buyer shall be entitled, but shall not be obligated, to remove and dispose of such Retained Property, at the sole cost and expense of Seller and Seller shall reimburse Buyer, promptly upon demand, for all costs reasonably incurred by Buyer in connection with the removal and disposal of the Retained Property. Seller shall not have any obligation with respect to any Retained Property not removed by the

          Retained Property Removal Date and not identified in a notice given by Buyer to Seller within ten days after the Retained Property Removal Date.

     (c) Access for Removal. Buyer shall provide Seller with access to the Property for thirty (30) days after the Closing for purposes of removing the Retained Property as provided for herein.

ARTICLE 10.  ENVIRONMENTAL CLEANUP MATTERS

10.1 Contamination. The parties' agreement with respect to environmental cleanup matters relating to the Property will be set forth in the Environmental Responsibility Agreement.

ARTICLE 11:  FLOOD PLAIN MATTERS

11.1 Flood Plain. The Survey reveals that the Property is located in the flood plain for a 100-year storm (the "Flood Plain").

11.2 Grading Plan. Based on a study of surface water drainage on the Property, Buyer's civil engineer has developed a grading plan, as set forth on plans No. C2.1-3 and C2.1-4, Project No. 93-382-221, dated July 1, 1995, as revised by the Buyer with the consent of Seller, which consent shall not be unreasonably withheld (the "Grading Plan"). The Grading Plan provides for raising the land underlying the floor of the arena to a level 18 inches higher than the flood level during a 100-year storm and other resulting grading requirements.

11.3 Allocation of Costs Under the Grading Plan. Seller shall be solely responsible for paying any and all expenses and costs associated with grading the Land to the levels specified in the Grading Plan plus or minus 1/10 of a foot, including the costs of preparing the Grading Plan and related surface water drainage reports. Based on preliminary bids, such expenses (all such expenses and costs are herein referred to as "Flood Plain Costs") are expected to be in the range of $400,000, plus or minus, but Seller's obligation for Flood Plain Costs shall not exceed $500,000. In the event that such work is commenced prior to Closing and the Closing does not occur for any reason other than Seller's breach of this Agreement, notwithstanding the foregoing provisions of this Section 11.3, Buyer shall reimburse Seller for all Flood Plain Costs Seller incurs. Buyer and Seller shall cooperate with one another in obtaining competitive bids for such grading. Buyer shall contract and pay for the costs for such grading, and Seller shall reimburse Buyer for such costs; provided that, if Seller is not satisfied with the bids obtained for such grading, Seller shall have the right to perform the grading directly or through its own contractors, in which event Buyer shall permit Seller and its contractors access to the Property for such purposes. Seller shall cooperate with Buyer in obtaining any necessary permits for the Grading Plan. The obligations of the parties under this Section 11.3 shall survive the Closing or the termination of this Agreement. Seller shall have the right to monitor completion of the Grading Plan to ensure that work is proceeding in accordance with such Plan.

ARTICLE 12:  INDEMNIFICATION

12.1 Indemnity by Seller.

     (a) Seller, to the fullest extent permitted by law but subject to the limitations set forth in this Section, shall defend, indemnify, and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the "Indemnitees") from and against all Losses of such Indemnitees, directly or indirectly, relating to, resulting from or arising out of:

          (i) The breach by Seller of any representation or warranty made by Seller and contained in this Agreement; and

          (ii) The failure of Seller to fulfill, satisfy, and discharge any of its obligations or covenants under this Agreement.

     (b) No suit may be brought pursuant to this Section 12.1 unless filed and served on or before the third anniversary of the Closing Date, except in the case of any claim made under Section 2.5, which must be filed and served on or before the sixth anniversary of the Closing Date, or if a claim has been asserted against the Title Company and is pending on such sixth anniversary which either has not been finally resolved or collected, the 90th day after the claim is finally resolved or is determined to be uncollectable due to the insolvency of the Title Company.

12.2 Indemnification by Buyer.

     (a) Buyer shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the "Indemnitees") directly or indirectly, relating to, resulting from or arising out of, from and against the following:

          (i) The breach by Buyer of any representation or warranty made by Buyer and contained in this Agreement; or

          (ii) The failure of Buyer to fulfill, satisfy, and discharge any of its obligations or covenants under this Agreement.

     (b) No suit may be brought pursuant to this Section 12.2 unless filed and served on or before the third anniversary of the Closing Date.

12.3 Access and Cooperation. Both Seller and Buyer shall make available to each other as reasonably requested all information, records and documents relating to all Losses and shall preserve all such information, records and documents until the termination of any claim and the resolution of any issue with respect to indemnification hereunder relating to such claim. Each of Seller and Buyer shall also make available to the other, as reasonably requested, its personnel (including technical personnel), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge, with respect to any claim. Each of Buyer and Seller shall also cooperate with the other in attempting to minimize the Losses subject to indemnification by pursuing and/or assigning to the other any rights of contribution or right to reimbursement through contractual or other arrangements.

12.4 Definitions. As used in this Agreement, the following terms shall have the following meanings:

     (a) "Affiliate" means, as to Buyer or Seller, any person or entity that controls, is controlled by, or is under common control with, Buyer or Seller, respectively.

     (b) "Indemnitee" shall mean any Person which may be entitled to seek indemnification pursuant to the provisions of Sections 12.1 or
          12.2 hereof.

     (c) "Indemnitor" shall mean any Person which may be obligated to provide indemnification pursuant to Sections 12.1 or 12.2 hereof.

     (d) "Losses" shall mean any and all direct or indirect demands, claims, payments, obligations, actions or causes of action, assessments, administrative fines or penalties, damages, losses, liabilities, costs and expenses paid or incurred (whether or not known or asserted prior to the date hereof, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including without limitation any legal or other expenses reasonably incurred in connection with investigating or defending any such claims or actions; provided, however, that Losses shall be net of any insurance proceeds received by an Indemnitee from an insurance company on account of such Losses, and net of any reimbursement of Losses received by an Indemnitee pursuant to a right of contribution or to a contractual or other arrangement.

12.5 Defense of Indemnified Claims. In the event that an Indemnitee seeks indemnification pursuant to this Article 12, it shall give written notice to the Indemnitor within ten (10) days of becoming aware that an event or circumstance would give rise to the claim of indemnification; provided, that failure to give such notice shall not bar the Indemnitee's rights of indemnification if the Indemnitor does not suffer actual prejudice from such failure. Except as provided below, in the event that the claim for indemnification arises from a claim of a third party asserted against the Indemnitee, the Indemnitor may assume the defense of such claim upon delivering to the Indemnitee a written notice acknowledging that it will indemnify the Indemnitee against the claim pursuant to this Article; provided that, in the event that Indemnitee reasonably believes there exists a conflict between it and Indemnitor in any such litigation, Indemnitee may be represented by counsel at its own expense. The Indemnitor may settle such third-party claim unless the settlement involves the entry of injunctive relief against the Indemnitee or the Property, in which case such settlement is subject to the Indemnitee's consent.

ARTICLE 13:  INTERPRETATION OF AGREEMENT

13.1 Governing Law. The validity and effect of this Agreement shall be governed by the laws of the State of Colorado.

13.2 Headings. The article and section headings in this Agreement are for convenience only and shall not be used in its interpretation or considered part of this Agreement.

13.3 Effect of Agreement. No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party to be charged with such amendment, revocation or waiver. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

13.4 Survival. The provisions of this Agreement which are specifically provided to survive the Closing and/or the termination of this Agreement, respectively, shall survive the Closing and/or termination of this Agreement.

ARTICLE 14:  MISCELLANEOUS

14.1 Time. Time is of the essence of this Agreement. If any of the conditions or obligations in this Agreement are not fulfilled timely by Buyer or Seller (including but not limited to the execution and delivery of the Closing Documents on or before the Closing Date), then Buyer or Seller, as the case may be, shall be deemed to be in default hereunder, and the non-defaulting party may, at its option, exercise its rights under this Agreement, including without limitation, Article 8.

14.2 No Brokers. Seller hereby represents and warrants to Buyer that it has not been represented or assisted by any broker or similar person in connection with the transaction contemplated herein. Seller shall indemnify and hold harmless Buyer from and against any and all claims for commissions, fees, or other compensation payable to any real estate broker, agent, salesman, finder, or other person on account of any implied or express commitment or undertaking made by Seller as a result of the consummation of the transaction contemplated herein.

     Buyer hereby represents and warrants to Seller that it has not been represented or assisted by any broker or similar person in connection with the transaction contemplated herein. Seller acknowledges that The Anschutz Corporation has provided advice and assistance in connection with the transactions contemplated by this Agreement. Buyer's arrangements with The Anschutz Corporation are covered by a separate agreement, and Buyer is responsible for any payments thereunder. Buyer shall indemnify and hold harmless Seller from and against any and all claims for commissions, fees, or other compensation payable to any real estate broker, agent, salesman, finder, or other person on account of any implied or express commitment or undertaking made by Buyer as a result of the consummation of the transaction contemplated herein.

14.3 No Assignment. The qualifications and reputation of Buyer are material inducements to Seller in entering into this Agreement. Therefore, Buyer may not assign its rights or delegate its duties under this Agreement without the prior written consent of Seller. Seller's consent hereunder shall not be unreasonably withheld.

14.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when actually received if delivered personally, by commercial carrier, by successful telecopy transmission, or by first class mail, registered or certified, return receipt requested. Notices to Seller shall be given at the following three addresses:

                  Southern Pacific Transportation Company
                  1860 Lincoln, 14th Floor
                  Denver, Colorado  80295
                  Attention:  Mr. S. David Steel
                  Telephone No.:  303-812-5020
                  Telecopy No.:  303-812-5094

                  and

                  Southern Pacific Transportation Company
                  One Park Central
                  1515 Arapahoe Street, Suite 986
                  Denver, Colorado  80202
                  Attention:  Kathleen M. Snead, Esq.
                  Telephone No.:  303-812-5785
                  Telecopy No.:  303-634-2318
                  and

                  DAVIS, GRAHAM & STUBBS LLP
                  370 Seventeenth Street, Suite 4700
                  Denver, Colorado  80201-0185
                  Attention:  James E. Culhane, Esq.
                  Telephone No.:  303-892-7397
                  Telecopy No. 303-893-1379

                  Notices to Buyer shall be given at the following four addresses:

                  The Denver Arena Company, LLC
                  One Tabor Center, Suite 1000
                  1200 Seventeenth Street
                  Attention:  Project Executive
                  Telephone No.:  303-572-0381
                  Telecopy No.:  303-572-0396

                  and

                  Ascent Entertainment Group, Inc.
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Attention:  President
                  Telephone No.:  301-214-3000
                  Telecopy No.:  301-214-7084

                  and

                  COMSAT Corporation
                  6560 Rock Spring Drive
                  Bethesda, Maryland 20817
                  Attention: General Counsel
                  Telephone No.: 301-214-3610
                  Telecopy No.: 301-214-7128
                  and

                  WILMER, CUTLER & PICKERING
                  2445 M Street, N.W.
                  Washington, D.C. 20037
                  Attention: Thomas W. White, Esquire
                  Telephone No.: 202-663-6000
                  Telecopy No.: 202-663-6363

     Either party may change its addresses for notices from time to time by notice to the other party.

14.5 No Recording. Buyer shall not record this Agreement or any evidence thereof. Recording this Agreement or any evidence hereof shall constitute a material default by Buyer entitling Seller to all remedies available at law or in equity. In the event that this Agreement is terminated without the Closing occurring hereunder, Buyer shall, upon Seller's request, promptly execute and deliver to Seller a quitclaim deed conveying to Seller any interest Buyer may have in any of the Property hereunder and any additional documents that Seller shall from time to time reasonably request hereunder to relinquish any interest in the Property which Buyer may have hereunder. Buyer shall be liable to Seller for any damages suffered by Seller on account of any recording of this Agreement and on account of any failure of Buyer to execute and deliver such quitclaim deed and other documents required hereby, including consequential damages. Buyer's obligations under this Section 14.5 shall survive the termination of this Agreement.

14.6 Days. As used herein, the term "business day" shall mean any day which is not a Saturday, Sunday, or other day on which banks in Denver, Colorado are not open for the regular transaction of business. In the event that any act, event, or performance provided for herein is scheduled or permitted to occur on a day which is not a business day, the time for the act, event, or performance to occur shall be extended to the next business day.

14.7 Entire Agreement. This Agreement (together with the Exhibits hereto, and any additional written agreements entered into contemporaneously and which provide that they are intended to be in addition to this Agreement) constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto, including without limitation, that letter agreement between Buyer and Seller dated February 16, 1995.

14.8 Execution. This Agreement may be executed in counterparts and, when counterparts of this Agreement have been executed and delivered by both Buyer and Seller, this Agreement shall be fully binding and effective, just as if both Buyer and Seller had executed and delivered a single counterpart hereof.

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     Without limiting the manner in which execution of this Agreement may otherwise be effected hereunder, execution by either of the parties may be effected by facsimile transmission of a signature page hereof executed by such party. If any party effects execution in such manner, such party shall also promptly deliver to the other party the counterparts physically signed by such party, but the failure of such party to do so shall not invalidate the execution hereof effected by facsimile transmission.


     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of this day and year first above written.


                                     SELLER:

                                     SOUTHERN PACIFIC TRANSPORTATION
                                     COMPANY, a Delaware corporation




                                     By:  /s/ David Steele
                                     Title:  Vice President


                                     BUYER:

                                     THE DENVER ARENA COMPANY, LLC, a
                                     Colorado limited liability company


                                     By:    COMSAT Arena Corporation, a
                                            Delaware corporation, a Member




                                     By:  /s/  Charlie Lyons
                                     Title:    President


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                                   EXHIBIT "H"

                                   TERMS SHEET

                               Environmental Terms
               Southern Pacific Transportation Company ("SP") and
                        Denver Arena Company, LLC ("DAC")



         1. Contamination. Proposal relates to contamination now existing on the Property (the "Existing Contamination"). Contamination caused by activities after the closing (the "New Contamination") will be the responsibility of DAC. The Existing Contamination includes any part of the existing tar and related contamination lying on the Elitch's property, immediately across the mainline from the Arena footprint, which hereafter migrates onto the Property. The New Contamination includes contamination from any source other than the Existing Contamination.

         2.       Construction under VCUP.

                  a. Incremental Costs. SP pays for incremental costs of construction of Arena and the other improvements specifically provided for in the VCUP to the extent that the incremental costs are attributable to Existing Contamination.
         SP has no obligation for incremental costs incurred in connection with any other construction.

                  b. Other Liabilities. SP will indemnify DAC against liabilities arising from Existing Contamination as a result of construction of Arena and other improvements specifically provided for in the VCUP.

                  c. Time Limits. SP's obligation for incremental costs and other liabilities arising from construction of Arena ends on first to occur of (i) completion of Arena and (ii) three years after Closing
         (as extended by force majeure affecting physical construction). SP's obligation for incremental costs and other liabilities for construction on other buildings provided for in the VCUP ends on first to occur of
         (i) completion of each building and (ii) two years after completion of Arena.

                  d. Cost Determination. Determination of incremental costs will be through allocation arrangement. SP and DAC will together select environmental project manager responsible for making those environmental determinations affecting construction and allocating costs of construction as provided above. SP and DAC will work together to

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         determine most efficient and cost-effective means for integrating environmental work with regular construction work and to provide guidelines, where applicable, for the allocation of costs.

                  e. Extension of VCUP. SP will be responsible to obtain extension for completion of construction under VCUP for the period required for the completion of the Arena, as reasonably estimated by DAC and SP, or if a longer period is available, for such longer period. DAC will cooperate with SP's efforts to get extension. Extensions thereafter will be responsibility of DAC. SP will cooperate with DAC's efforts to get subsequent extensions.

                  f. Expiration of VCUP. SP's obligations under Paragraph 2 shall survive the expiration of the VCUP; provided that if the VCUP expires before SP's obligations would otherwise end pursuant to Paragraph 2c, the SP shall not be responsible for any increased incremental costs which result from the expiration of the VCUP.

         3. Other Costs and Liabilities Arising from Existing Contamination. These obligations may be applicable at the same time that Paragraph 2 obligations are applicable. To the extent of any such overlap, the Paragraph 2 obligations will control.

                  a.    Groundwater Monitoring.   Paid by DAC after initial
         round of sampling, which will be paid by SP. Monitoring costs not included as shared costs under Paragraph 3b.

                  b. Shared Costs. Response costs and third party liability are shared by parties through 2023. First $25,000 in any year paid by DAC. Sharing ratio is 80% SP--20% DAC through 2003. Thereafter, SP's percentage goes down, and DAC's percentage goes up, 3% per year. E.g., 2004 is 77% SP--23% DAC, 2005 is 74% SP--26% DAC. $25,000 deductible paid by DAC is credited against DAC's share for that year but SP will not have any responsibility for any part of $25,000 deductible. Sharing ratio, including $25,000 deductible, for any year applies to all costs incurred in that year, except that, if a ground water remediation program is ordered by CDPHE, EPA, or other governmental agency or by a court or is agreed to by SP and DAC, the sharing ratio and deductible for the costs of the ground water remediation program shall be determined as if all of the costs of the ground water remediation program were incurred in the year the order is issued or the agreement is signed.


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                  c.    After 2023.  SP relieved of all further costs
         and liability.

                  d. Change of Use. SP's responsibilities have been determined on the assumption that the Property will be used as provided in the VCUP. If the use of the Property for the Arena terminated, SP's obligations end. If there is any change in use that increases environmental costs or liability, DAC will be responsible for the increase in the environmental costs and liability resulting from the change in use (including both the costs and liability specifically attributable to the changed use and any increase in costs and liability attributable to the part of the Property not included in the changed use but which result from the changed use). SP would continue to be responsible (in accordance with Paragraph 3b) for its share of the costs of the project described in the VCUP to the extent such costs were not an incremental cost attributable to the change in use.

                  e. Construction after Time Limits. SP will have no responsibility for the incremental environmental costs of construction of improvements provided for in the VCUP to the extent that the construction occurs after the time limits provided in Paragraph 2c. Any such construction done in accordance with the VCUP will not be a change in use under Paragraph 3d.

                  f. Management. DAC will manage responses to environmental events. SP will have sign-off right on any response and will have right to be involved.

                  g. Insurance. SP will cooperate with DAC at no cost or obligation to SP in exploring possible insurance coverage against these costs and liabilities. Any insurance will waive subrogation against SP.

         4.       Liability of PSCo.

                  a. Parties will cooperate with each other in connection with actions they or either of them may bring against PSCo or any other PRP.

                  b. SP free to bring suit against PSCo after all building permits required for the Arena have been issued and foundation work has been completed.

                  c.    In any joint suit to recover against PSCo (or other
         PRP), parties will share recovery (in excess of litigation expenses) first to SP to reimburse SP for costs of VCUP and VCUP compliance and then in proportion in which parties bore costs.


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